Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

CONTACT:

Daniel W. Muehl, CFO

Physiometrix Inc.

978-670-2422

Physiometrix Announces Definitive Agreement for
Acquisition by Hospira

NO. BILLERICA, Mass., June 1, 2005 – Physiometrix, Inc. (NASDAQ-SCM: PHYX) announced today a definitive merger agreement to be acquired by Hospira, Inc. (NYSE:  HSP), a global specialty pharmaceutical and medication delivery company.  After the acquisition, Hospira will market the Physiometrix depth of consciousness anesthesia monitoring products, including the current PSA 4000 system and the PSA 5000 system, which is targeted to be launched this year.

“Our mission from day one has been to serve our shareholders, customers and employees.  This merger with Hospira is the best platform to move our technology towards being the standard of care. It will allow the continuation of the Physiometrix product line and enable us to continue to address the expanded needs of our clinical partners. This combination of Hospira and Physiometrix makes great sense and we are very excited about the opportunity it presents,” said John A. Williams, Chief Executive Officer of Physiometrix, Inc.

Under the terms of the agreement, unanimously approved by the Physiometrix Board of Directors, Physiometrix shareholders will receive a cash payment of $1.59 per share of common stock.  In addition, holders of options and warrants for common stock of Physiometrix will receive a cash payment equal to this amount less the applicable exercise price and applicable withholding taxes.  Together, these payments give the merger a value of approximately $23 million.  Options and warrants with an exercise price that exceeds the per share cash payment will be terminated in connection with the closing.

Closing of the merger is contingent upon approval of the shareholders of Physiometrix and other customary closing conditions.  Physiometrix will call a meeting of shareholders as soon as practicable to vote on the merger. Physiometrix expects that the merger would close during the third quarter of 2005 if the closing conditions are satisfied.

Physiometrix Inc. designs, manufactures and markets noninvasive medical products — based on novel gel materials, sophisticated signal-processing electronics technologies, and proprietary software for use in anesthesia monitoring during surgical procedures and in other medical settings, including the intensive care unit.  For more information, please visit the Company’s web site at www.physiometrix.com.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Physiometrix will file a proxy statement and other documents concerning the proposed merger transaction with the SEC. Security holders are urged to read the proxy statement when it becomes available and other relevant documents filed with the SEC because they will contain important information about Physiometrix and the merger.  A proxy statement will be sent to shareholders of Physiometrix seeking their approval of the transaction.  Physiometrix security holders may obtain a free copy of the proxy statement (when it is available) and other documents filed by Physiometrix with the Commission at the

Commission’s Web site at http://www.sec.gov.  The proxy statement and these other documents may also be obtained for free from Physiometrix Investor Relations, Five Billerica Park, 101 Billerica Avenue, North Billerica, Massachusetts, 01862 or (978) 670-2422.  Physiometrix and Hospira and their respective directors and executive officers and other members of their management and their employees may be deemed to be participants in the solicitation of proxies from the shareholders of Physiometrix with respect to the transactions contemplated by the merger agreement.  Information about Physiometrix, Hospira and their respective directors and officers can be found in Physiometrix’s and Hospira’s respective Proxy Statements and Annual Reports on Form 10-K filed with the SEC.  Additional information regarding the interests of those persons and their respective interests in the merger may be obtained by reading the proxy statement/prospectus when it becomes available.   This document will be available free of charge at the Securities and Exchange Commission’s Web site at http://www.sec.gov and from Physiometrix.

Statements in this press release regarding Physiometrix’s growth and future business results are “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995.  Such statements are based upon management’s current expectations and are subject to a number of factors and uncertainties.  Information contained in these forward-looking statements is inherently uncertain, and actual performance and results may differ materially due to many important factors.  Such factors that could cause actual results to differ materially from any forward-looking statements made by Physiometrix include, among others, revenue estimates, dependence on existing and future products, dependence upon third-party distribution and sales arrangements, the existence of alternative technologies and the potential emergence of new methods for consciousness monitoring, uncertainty of market acceptance, intense competition, partnership agreements, and government regulations, especially regulatory approvals.  These and other relevant risks are described in the Company’s Form 10-K dated March 31, 2005 filed with the SEC; in addition, the closing of the merger is contingent upon the ability of Physiometrix and Hospira to satisfy closing conditions specified in the merger agreement.  The Company disclaims any obligation to update information contained in any forward-looking statement to reflect events or circumstances occurring after the date of this press release.